UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): August 1, 2016

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10670 (Commission File Number)	84-0904275 (IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On August 1, 2016, Hanger, Inc. (the “Company”) took a number of actions to refinance its debt structure, including (i) entering into a new Term B Credit Agreement (as defined below) providing for a new $280 million senior unsecured term loan facility, (ii) issuing a notification of redemption to the holders of its outstanding 10.625% Senior Notes due 2018 (the “Notes”), and (iii) entering into a Fifth Amendment and Waiver to further modify and extend waivers under its Credit Agreement (as defined below).  The Company’s refinancing activities are described in more detail below.

Term B Credit Agreement

On August 1, 2016, the Company entered into a credit agreement (the “Term B Credit Agreement”) by and among the Company, the various lenders party thereto and Wilmington Trust, National Association, as administrative agent.  The Term B Credit Agreement provides for a $280 million senior unsecured term loan facility under which all outstanding principal is due at maturity on August 1, 2019.  Borrowings under the Term B Credit Agreement bear interest at a fixed rate per annum equal to 11.50% payable quarterly in arrears.

Pursuant to the terms of the Term B Credit Agreement,  proceeds from the borrowings under the Term B Credit Agreement must be used: (i) to redeem all of the outstanding Notes, (ii) to repay a portion of the revolving borrowings under the Company’s existing Credit Agreement (as defined below), (iii) to pay fees and expenses in connection with the foregoing actions (including any call premium relating to the redemption of the Notes) and (iv) for working capital and general corporate purposes of the Company and its subsidiaries.

The Company may prepay borrowings under the Term B Credit Agreement in whole or in part at any time. If certain events occur including, among other things, (a) the voluntary prepayment by the Company of any loans under the Term B Credit Agreement, (b) certain mandatory prepayments by the Company of any loans under the Term B Credit Agreement, or (c) prepayments in connection with certain repricing transactions of the loans under the Term B Credit Agreement, then such prepayments will be subject to the following prepayment premiums:  (i) if such prepayment is made before February 1, 2018, an amount equal to the discounted present value as of the date of prepayment, utilizing a comparable U.S. Treasury note yield plus 50 basis points, of the sum of (A) the remaining payments of interest on the principal amount prepaid through February 1, 2018, plus (B) 3.00% of the principal amount prepaid, (ii) if such prepayment is made on or after February 1, 2018, but prior to February 1, 2019, an amount equal to 3.00% of the principal amount prepaid, and (iii) if such prepayment is made on or after February 1, 2019, an amount equal to 1.50% of the principal amount prepaid.

The Company’s obligations under the Term B Credit Agreement are guaranteed by its material domestic subsidiaries.  The Term B Credit Agreement contains various restrictions and covenants, including restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional indebtedness, dispose of assets, consummate acquisitions, make investments and pay dividends and other distributions.  The covenants in the Term B Credit Agreement are similar to those contained in the Company’s existing Credit Agreement, except that the Term B Credit Agreement does not contain any separate financial covenants.  Subject to a 90-day grace period, an event of default under the Credit Agreement will cause an event of default under the Term B Credit Agreement. An event of default under the Credit Agreement that results in acceleration of the indebtedness thereunder will cause an immediate event of default under the Term B Credit Agreement.

The Term B Credit Agreement also contains customary events of default.  If an event of default under the Term B Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Term B Credit Agreement to be immediately due and payable.  In addition, if the Company or any guarantor under the Term B Credit Agreement becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Term B Credit Agreement will automatically become immediately due and payable.  Loans outstanding under the Term B Credit Agreement will bear interest at a rate of 2.00% per annum in excess of the otherwise applicable rate (i) upon acceleration of such loans, (ii) while a payment event of default exists or (iii) upon the lenders’ request, during the continuance of any other event of default.

The foregoing description of the Term B Credit Agreement is qualified in its entirety by reference to the Term B Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Sources and Uses

The following table sets forth the estimated sources and uses of funds related to the Term B Credit Agreement.  The actual amounts may vary from the estimated amounts set forth in the following table.

A more detailed discussion of the redemption of the Notes is contained later in this Item 1.01.  Also contained later in this Item 1.01 is a discussion of the Company’s actual debt capitalization at June 30, 2016, and on an as adjusted basis as of June 30, 2016, to reflect the refinancing actions taken by the Company and described in this Current Report on Form 8-K.

Sources of Funds (in millions)		Uses of Funds (in millions)

Issuance of Unsecured Term B Credit Agreement	$280.0	Redemption of Notes	$200.0
Less: Original Issue Discount	(5.6)	Reduction in Borrowings Under Revolving Credit Facility	87.5
Net Loan Proceeds Prior to Expenses	274.4	Fees and Costs Associated with Redemption of Notes(1)	5.3
Existing Cash and Investments	28.2	Term B Issuance Costs and Bank Consent Fees(2)	7.9
		Estimated Legal and Professional Fees	1.9
Total sources of funds	$302.6	Total uses of funds	$302.6

(1)  Includes redemption premium of 1.781% and interest from closing date to the redemption date.

(2)  Includes loan arrangement fees and consent fees paid to lenders under the Credit Agreement.

Notice of Redemption for 10.625% Senior Notes due 2018

The Term B Credit Agreement requires the Company to use the proceeds of such loan to redeem all of the Company’s outstanding Notes.  As of August 1, 2016, $200.0 million aggregate principal amount of Notes was outstanding.   The Notes were issued pursuant to the Indenture, dated November 2, 2010 (as amended and supplemented to date, the “Indenture”), among the Company, the Guarantors and Wilmington Trust Company, as Trustee.

On August 1, 2016, the Company issued a notice of redemption to the holders of all of the Notes at the redemption price equal to $1,017.81 for each $1,000.00 principal amount of Notes, plus accrued and unpaid interest and Additional Interest (as such term is defined in the Indenture), if any, thereon from the last interest payment date to, but not including, the redemption date.  The aggregate redemption price for the Notes will be approximately $203.6 million, plus accrued and unpaid interest through the redemption date.  The redemption is expected to occur on August 31, 2016.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy the Notes or any security, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Credit Agreement Amendment and Waiver

On July 15, 2016, the Company entered into an agreement, which agreement became effective on August 1, 2016, that modified its Credit Agreement (the “Original Credit Agreement”) dated as of June 17, 2013 among the Company, the lenders from time to time party thereto and Bank of America, N.A., as agent (the “Agent”), as the same was previously amended by the First Amendment and Waiver, dated June 19, 2015 among the Company, the lenders party thereto and the Agent (the “First Amendment and Waiver”), the Second Amendment and Waiver, dated September 11, 2015 among the Company, the lenders party thereto and the Agent (the “Second Amendment and Waiver”), the Third Amendment and Waiver, dated November 13, 2015 among the Company, the lenders party thereto and the Agent (the “Third Amendment and Waiver”), and the Fourth Amendment and Waiver, dated February 10, 2016 among the Company, the lenders party thereto and the Agent (the “Fourth Amendment and Waiver”; the Original Credit Agreement as amended by the First Amendment and Waiver, the Second Amendment and Waiver, the Third Amendment and Waiver and the Fourth Amendment and Waiver, the “Credit Agreement”).  As described below, this agreement, which is called the Fifth Amendment and Waiver (the “Fifth Amendment and Waiver”), waives defaults and events of default under the Credit Agreement and also modifies certain of the terms and covenants contained in the Credit Agreement, including by increasing the applicable interest rates, with some of the modifications terminating at such time as the Company meets various conditions described more fully below.

The Fifth Amendment and Waiver was negotiated with the lenders and the Agent in connection with, among other things, the Company’s failure to deliver to the lenders certain financial information and other materials for the periods ended September 30, 2014, December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015 (the “Prior Financial Information”) as required by the Fourth Amendment and Waiver and the Company’s failure to deliver to the lenders certain financial information and other materials for the period ended March 31, 2016 (the “March 31, 2016 Financial Information”) as required by the Credit Agreement.  The Fifth Amendment and Waiver waives the events of default under the Credit Agreement arising from, among other things, (a) the Company’s failure to deliver the Prior Financial Information to the Agent, (b) the Company’s failure to deliver the March 31, 2016 Financial Information to the Agent and (c) the Company’s failure to comply with the Leverage Ratio (as defined below) for the fiscal quarter ended March 31, 2016.  The Fifth Amendment and Waiver also provides that the failure by the Company to deliver the Required Financial Information (as defined below) to the Agent on or before August 15, 2017 shall be an additional event of default under the Credit Agreement.

As a part of the Fifth Amendment and Waiver, and based on the estimated Net Cash Proceeds from the issuance of the Term B Credit Agreement, the Aggregate Revolving Commitment under the Credit Agreement has been permanently reduced from $200.0 million to $135.3 million.   If the Company receives certain federal income tax refunds in respect of tax year 2015 or earlier, then 50% of the Company’s Net Cash Proceeds in respect of those refunds will be applied as a further permanent reduction of the Aggregate Revolving Commitment, except that, in no event shall the commitment be reduced to less than $108.0 million.  The Company is further limited in its ability to utilize the Aggregate Revolving Commitment as described below.

Until such time as (a) the Company has achieved a ratio (the “Leverage Ratio”) of (i) the principal amount of consolidated indebtedness minus the lesser of (1) $30,000,000 and (2) the consolidated aggregate amount of unrestricted cash and cash equivalents, to (ii) the consolidated net income before interest expense, taxes, depreciation and amortization expense, certain non-cash charges and certain other items (“EBITDA”), for the Company’s then most recently ended four consecutive fiscal quarters, of less than or equal to 4.00:1.00, and (b) the Company has delivered to the Agent the Prior Financial Information and certain financial information and other materials for the period ended December 31, 2016 (together with the Prior Financial Information, the “Required Financial Information”), additional  restrictions and provisions shall apply, including the following: (w)  the amount that the Company can borrow under the Credit Agreement in the form of revolving loans, swing line loans and/or letters of credit will be reduced to amounts less than the Aggregate Revolving Commitment (described above) in accordance with a schedule that imposes certain defined quarterly borrowing limits equal to the Aggregate Revolving Commitment minus amounts that range from $10.7 million to $20.7 million depending on the fiscal quarter, (x) certain baskets and exceptions to the restrictive covenants in the Credit Agreement have been reduced or eliminated,  (y) the Company will be required to deliver to the Agent monthly consolidated cash flow forecasts and reconciliation reports explaining the differences between the actual cash flows and the previously-delivered forecasts of cash flows and (z) if, at any time, the aggregate amount of cash and cash equivalents owned, held or controlled by the Company and the subsidiary guarantors under the Credit Agreement collectively exceeds $35,000,000 for a period longer than three consecutive business days, the Company must immediately repay the revolving loans under the Credit Agreement (to the extent outstanding), without a corresponding reduction to the revolving commitments, in an amount sufficient to eliminate such excess.

Borrowings under the Credit Agreement generally bear interest at a variable rate equal to LIBOR or the base rate plus a specified margin. Pursuant to the Fifth Amendment and Waiver, the specified margin for borrowings based on LIBOR will increase from 3.00% to 4.75% per annum and the specified margin for borrowings based on the base rate will increase from 2.00% to 3.75% per annum. If the Company fails to deliver the financial information and other required materials for the fiscal year ended December 31, 2014 to the Agent on or before January 1, 2017, the applicable interest rate for loans under the Credit Agreement will increase by 0.50% per annum, effective January 1, 2017. If the Company fails to deliver the Required Financial Information to the Agent on or before June 30, 2017, the applicable interest rate for loans under the Credit Agreement will increase by an additional 0.50% per annum, effective July 1, 2017. Upon (a) the Company delivering to the Agent the Required Financial Information and (b) the Company achieving a Leverage Ratio, for the Company’s then most recently ended fiscal quarter, of less than or equal to 4.00:1.00, the specified margin for borrowings based on LIBOR will decrease to 4.00% per annum and the specified margin for borrowings based on the base rate will decrease to 3.00% per annum.

The Fifth Amendment and Waiver also permanently amends certain provisions of the Credit Agreement.  The Fifth Amendment and Waiver amends the definition of “Consolidated EBITDA” in the Credit Agreement to limit the amount of professional fees and expenses that may be added back to the calculation of the Company’s consolidated EBITDA (other than certain professional fees and expenses reimbursed by the Company and the subsidiary guarantors under the Credit Agreement in accordance with the Second Amendment and Waiver, the entire aggregate amount of which may be added back) to (i) for the period of four consecutive fiscal quarters ending on or prior to (1) March 31, 2016, $30,000,000; (2) June 30, 2016, $36,000,000; (3) September 30, 2016, $35,000,000; (4) December 31, 2016, $31,000,000; (5) March 31, 2017, $25,000,000; (6) June 30, 2017, $19,000,000; (7) September 30, 2017, $14,000,000; and (8) December 31, 2017, $11,500,000, and (ii) for any period of four consecutive fiscal quarters ending thereafter, 10.0% of the Company’s consolidated EBITDA for such period.

The Fifth Amendment and Waiver amends the Leverage Ratio covenant in the Credit Agreement to limit the maximum permitted Leverage Ratio to be, as of the end of the Company’s fiscal quarter ending on (i) June 30, 2016, 5:00:1.00, (ii) September 30, 2016, 5.75:1.00, (iii) December 31, 2016 and March 31, 2017, 5.00:1.00, (iv)  June 30, 2017, 4.50:1.00, (v) September 30, 2017, 4.25:1.00, and  (vi) any date thereafter, 4.00:1.00.

The Fifth Amendment and Waiver amends the minimum interest coverage ratio covenant in the Credit Agreement (defined as, with certain adjustments, the ratio of the Company’s EBITDA to the Company’s consolidated interest expense) to be, as of the end of the Company’s fiscal quarter ending on (i) June 30, 2016, 3.50:1.00, (ii) September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017, 2.25:1.00 and (iii) any date thereafter, 2.50:1.00.

The Fifth Amendment and Waiver also adds a new covenant requiring that the Company maintain minimum liquidity of not less than $10,000,000 at any time. Liquidity is defined as the sum of (i) the aggregate amount of cash and cash equivalents of the Company and its subsidiaries plus (ii) the amount of the Aggregate Revolving Commitment available to be borrowed as revolving loans under the Credit Agreement.   On an adjusted basis, as further described in the “Liquidity” section below, the Company would have had $106.0 million of liquidity as of June 30, 2016, after giving effect to the transactions described herein.

In connection with the entry into the Fifth Amendment and Waiver, the Company will pay the Agent for the account of each consenting lender an amendment fee in an amount equal to 75 basis points of the outstanding principal amount of the term loan held by such consenting lender plus the amount of such lender’s revolving commitments.

The foregoing description of the Fifth Amendment and Waiver is qualified in its entirety by reference to the Fifth Amendment and Waiver, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Debt Capitalization

The following table sets forth the Company’s debt capitalization as of June 30, 2016:

•                  on an actual basis;

•                  showing the relevant adjustments as a result of the entry into the Term B Credit Agreement and the Fifth Amendment and Waiver as well as the redemption of the Notes; and

•                  on an as adjusted basis to give effect to the entry into the Term B Credit Agreement and the Fifth Amendment and Waiver as well as the redemption of the Notes.

All of the amounts set forth in the table below are estimated, preliminary and subject to material change.

Debt Capitalization

Amounts are preliminary and subject to material change

(In millions; Unaudited)

	As of June 30, 2016
	Actual	Adjustments	As Adjusted

Cash and cash equivalents	$47.7	$(28.2)	$19.5

Long-term debt (including maturities):
Revolving Credit Facility	132.0	(87.5)	44.5
Term Loan under Existing Credit Facility	190.0	—	190.0
Senior Notes due 2018	200.0	(200.0)	—
New Term B Credit Agreement	—	274.4	274.4
Subordinated Seller Notes, non-collateralized, net of unamortized discount and principal	13.6	—	13.6
Capital Leases, including Build to Suit	18.6	—	18.6
Total debt:	$554.2	$(13.1)	$541.1

As discussed in the Company’s Prior Form 8-Ks (as defined below), the Company’s accounting for indebtedness associated with real property leases where the Company has been deemed to have had involvement in landlord construction has resulted in the classification of certain lease amounts as being considered as indebtedness. While the Company currently believes these classifications are correct, they are nevertheless subject to material change pending the Company’s completion of its financial statements for the periods presented.

Item 2.02                                           Results of Operations and Financial Condition.

The Company has previously reported in its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2015, March 23, 2015, June 9, 2015, September 21, 2015, November 12, 2015, February 26, 2016 and May 10, 2016 (the “Prior Form 8-Ks”) that the Company will be restating certain previously filed financial statements and other financial data as a result of various accounting issues and related matters. The Company has not yet filed financial statements for the third quarter of 2014, the fourth quarter and full year ended December 31, 2014, the first, second and third quarters of 2015, the fourth quarter and full year ended December 31, 2015, and the first and second quarters of 2016. As previously disclosed in the Prior Form 8-Ks, the Company’s filings will be further delayed for an extended period of time. The Company is working to complete its accounting processes, prepare its financial statements and file its periodic reports for these and all subsequent periods with the SEC as promptly as possible. Although the Company is not able to set a time frame for when the filing of these reports will commence, it does not currently expect to file any periodic reports prior to December of 2016.  The Company currently anticipates that when it does re-commence its filings, it will first file its restated financial statements for the years, 2012, 2013 and 2014, and will commence the preparation of its 2015 and 2016 financial statements thereafter.

As previously disclosed by the Company in its Current Reports on Form 8-K filed on November 12, 2015, February 26, 2016,  May 10, 2016, and June 7, 2016, the Audit Committee of the Board of Directors had retained counsel to conduct an investigation of the circumstances surrounding the accounting misstatements that led to the restatement.  The investigation concluded and the results of the investigation were reported by the Company in its Current Report on Form 8-K filed on June 7, 2016.  Based on the results of the investigation, management decided to perform additional reviews, re-perform procedures and validate historical source accounting data and journal entries for 2014 and prior periods.  This work is ongoing.

In addition to the accounting and financial report preparation activities discussed above, as well as the evaluation and remediation of the Company’s accounting issues as disclosed in the Prior Form 8-Ks, the Company continues to expend significant time on other accounting, financial statement preparation, and audit support related activities relating to prior reported periods, including: (i) the Company’s review, documentation and validation of the change in its inventory estimation methods, process and controls implemented in the fourth quarter of 2014, and in particular its work-in-process estimation methods; (ii) the Company’s review of fixed asset additions for historical periods and its physical observation of certain individual fixed assets to ensure continued use and existence; (iii) the Company’s determination of accounts receivable reserves and its testing of invoices and related evaluations related to revenue recognition; and (iv) the Company’s review of certain journal entries and their corresponding supporting materials.

The activities described above involve the identification, collection and technical evaluation of detailed transaction-level information and support, relating to the years 2009 through 2014, which requires substantial time and effort. These conditions have contributed, and are expected to continue to contribute, to the time-consuming nature of the Company’s restatement and financial statement preparation processes. To address these demands, in addition to expanding its internal accounting resources, the Company is also expending significant funds with third party professional firms to assist in the preparation, review and audit of its accounting information, the cost of which is discussed below.

Cash Flow Data

Due to the continuing activities described above, the Company is not yet able to provide preliminary balance sheet or income statement data for the financial periods for which it has not yet provided financial statements or reports. The Company believes, however, that it has sufficient information from which to provide the following preliminary estimates of certain cash flow data for the periods set forth below.

The preliminary estimated amounts provided below are based on information currently available, which the Company believes is reasonable. However, the amounts remain subject to material change at such time as the Company files its financial statements and reports covering the periods set forth below, and there can be no assurance that these numbers will remain as disclosed herein in the financial statements and reports that the Company files with the SEC. Such changes, if they occur, may include re-classification of amounts between cash flow statement line items. For example, the Company is aware that its ongoing review of fixed asset additions could result in re-classifications between capital expenditures and operating cash flows in one or more of the presented periods, and changes in its classification of indebtedness associated with real property leases where the Company has been deemed to have had involvement in landlord construction could result in re-classifications between net cash used in financing activities and net cash provided by operating activities in one or more of the presented periods.

The Company is providing the information below to satisfy the Company’s obligation to provide certain cash flow data pursuant to Section 4.3(a) of the Indenture.  On August 1, 2016, the Company issued a notice of redemption to holders of all of the Notes.  Please see discussion in Item 1.01 above under the heading “Notice of Redemption for 10.625% Senior Notes due 2018.”

SUMMARY CASH FLOW INFORMATION

PRELIMINARY ESTIMATED AMOUNTS

SUBJECT TO FURTHER REVIEW AND MATERIAL CHANGE

(In Millions of Dollars; Unaudited)

	Six month period ending June 30, 2015	Twelve month period ending December 31, 2015	Six month period ending June 30, 2016	Twelve month period ending June 30, 2016

Net cash provided by / (used in) operating activities	$(1)	$57	$16	$74
Acquisitions	(10)	(10)	—	—
Purchase of property, plant and equipment, and other	(17)	(29)	(11)	(23)
Net cash used in investing activities	(27)	(39)	(11)	(23)
Net cash provided by / (used in) financing activities	32	27	(17)	(22)
Increase (decrease) in cash and cash equivalents	4	45	(12)	29
Cash and cash equivalents, at beginning of period	15	15	60	19
Cash and cash equivalents, at end of period	$19	$60	$48	$48
Other disclosures:
Cash interest paid	$13	$27	$16	$30
Cash taxes paid	18	18	1	1
Certain cash payments to 3rd party professional firms (as described below)	10	25	18	33
Non-cash financing and investing activities:
Issuance of notes in connection with acquisitions	$5	$5	$—	$—
Capital lease obligations	3	1	(2)	(4)

The “Other disclosures” information provided in the table above reflects items that are inherently included as deductions within the net cash numbers provided on the “Net cash provided by operating activities” line item.

“Certain cash payments to 3rd party professional firms” reflect amounts paid to third party professional firms in connection with the identification and remediation of the Company’s accounting issues, and the preparation and audit of its annual financial statements, in excess of the expenses historically incurred in connection with the Company’s annual financial statement preparation and audit activities. Disclosure of these expenditures has been provided to assist in the explanation of changes in the Company’s cash flow trends between the comparative periods disclosed in the table. Cash payments differ in timing from the Company’s recognition of expenses in that certain of these professional expenses incurred in connection with the 2014 audit but paid during 2015 and 2016 will be recognized in the year ended December 31, 2014. The Company currently estimates that expenses in excess of historically incurred amounts will be approximately $26.9 million for 2014, $21.9 million for 2015 and $30.1 million for 2016, for a total of $78.9 million for the three years, of which $44.6 million has been paid through June 30, 2016. The Company considers its historically incurred amounts to have been approximately $2.0 million a year, for a total of $28.9 million in total expenses in 2014, $23.9 million in 2015 and $32.1 million in 2016, and a total of $84.9 million for the three years. Amounts relating to these fees that have been incurred but not yet paid and reflected in the above table will be paid in future periods. These estimated amounts may increase depending on the nature of the activities and time necessary for the Company (with the assistance of its third party professional firms) and its auditors to comply with their respective financial accounting and auditing requirements.

During the second quarter of 2016, the Company extended the timing of its payments to certain vendors and undertook other actions affecting its working capital.  These actions had the effect of increasing the Company’s operating cash flows during the period as compared to the prior year period.   This increase in operating cash flow should therefore not be considered reflective of any commensurate growth or improvement in the Company’s underlying operating results.

The Company paid $6.1 million in fees in 2015, and, through the date of this filing, has paid $10.4 million in fees in 2016, to the holders of its debt to obtain the consent to modifications to the underlying debt instruments. Included in these amounts, the Company paid $1.7 million in 2015 and $4.1 million in 2016 to obtain amendments and waivers to the Credit Agreement.  The remaining $4.4 million of fees paid in 2015 and $6.3 million in fees paid 2016 relate to the Fourth and Fifth Supplemental Indentures to the Indenture.   In addition to fees paid to holders of its debt, the Company also paid legal and professional fees in connection with these amendments and waivers of $1.7 million in 2015 and $8.0 million in 2016.

Liquidity

As discussed above, the Company entered into the Fifth Amendment and Waiver with respect to the Credit Agreement, which waives defaults and events of default under the Credit Agreement and also modifies certain of the terms and covenants contained in the Credit Agreement, including by increasing the applicable interest rates, with some of the modifications terminating at such time as the Company meets various conditions described above.  The Company also entered into the new Term B Credit Agreement, which provides for a $280 million senior unsecured term loan facility under which all outstanding principal is due at maturity on August 1, 2019 and all borrowings bear interest at a fixed rate per annum equal to 11.50% payable quarterly in arrears.

Also as discussed above, the Company has issued a notice of redemption to the holders of all of the Notes pursuant to the terms of the Indenture.  After the redemption date, there will be no Notes outstanding under the Indenture.  Previously, the Company entered into the Fifth Supplemental Indenture to amend its Indenture.  The Fifth Supplemental Indenture amends and waives certain reporting provisions of the Indenture until such time as (i) the Company becomes current in its filing obligations with the SEC, (ii) if the Company is not current in its filing obligations with the SEC as of May 15, 2016, the Company fails to timely pay a consent fee to consenting holders if due on May 15, 2016, and

(iii) August 31, 2016.  Pursuant to the terms of the Fifth Supplemental Indenture, the Company increased the interest rate on the Notes to 9.125%, effective as of November 15, 2015. Additionally, because the Company was not current in its filing obligations with the SEC as of May 15, 2016, it further increased the interest rate by an additional 1½ % per annum to 10.625%, effective as of May 15, 2016.   In accordance with the terms of the December 2015 consent solicitation relating to the Fifth Supplemental Indenture, the Company also paid a fee of $1.0 million to consenting holders as a result of not being current with its SEC filings as of May 15, 2016.

If the Company fails to comply with the terms of its Credit Agreement as amended by the Fifth Amendment and Waiver or the terms of its Term B Credit Agreement, or is unsuccessful at further amending or waiving the Credit Agreement when the existing amendments and waivers expire (if such further amendment and waivers become necessary), then the Company may be subject to numerous penalties, including but not limited to the acceleration of all of its debt outstanding pursuant to the Credit Agreement and the Term B Credit Agreement.  In the event that the debt were to be accelerated, then the Company may need to seek alternative financing to satisfy its obligations.  This alternative financing may not be available to the Company on terms that are favorable to it, or at all.

The Company currently believes that cash generated from operations, together with other available sources of liquidity, including borrowings available under its Credit Agreement and the Term B Credit Agreement, will be sufficient for at least the next twelve months to fund anticipated capital expenditures, make required routine payments of principal and interest on debt as such payments become due, and pay the additional third party expenses that the Company continues to incur as a result of the ongoing work relating to the filing of its financial statements. A table setting forth the Company’s outstanding indebtedness as of June 30, 2016, including on an as adjusted basis taking into account the refinancing actions discussed in this Form 8-K, is included in Item 1.01 of this Current Report on Form 8-K.

As of June 30, 2016 on an actual basis, the Company had access to cash and cash equivalents in its bank accounts of $63.2 million and had effectively fully drawn all of its available credit under its revolving credit line.  As of that date, pursuant to prior amendments to the Credit Agreement, the Company had been limited to borrowings of up to $138.0 million, of which $132.0 million had been drawn in cash, $5.9 million was utilized for the purposes of funding outstanding letters of credit, and the remaining $0.1 million was available for use.   As of June 30, 2016, the Company’s cash and investments for financial statement purposes were $47.7 million, which reflected its $63.2 million in bank cash balances after reduction for outstanding un-cleared checks and related items.

On an as adjusted basis as of June 30, 2016 taking into account the refinancing actions the Company has taken and as described in this Current Report on Form 8-K, the Company would have had access to cash and cash equivalents in its bank accounts of $35.0 million and would have utilized $50.4 million of its $121.4 million in available revolving credit line under the Credit Agreement comprised of cash borrowings of $44.5 million and outstanding letters of credit of $5.9 million.  This would have left $71.0 million of its revolving credit line undrawn and available for its use.  The combination of cash and cash equivalents in its bank accounts and undrawn revolving credit line capacity would have amounted to $106.0 million in liquidity as defined in the Credit Agreement.  The available revolving credit line of $121.4 million reflects the revised Aggregate Revolving Commitment of $135.3 million reduced by $13.9 million pursuant to the applicable quarterly limitation amount provided for in the Credit Agreement.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion in Item 1.01 above with respect to the entry by the Company into the Fifth Amendment and Waiver and the Term B Credit Agreement, which disclosures are incorporated into this Item 2.03 by reference.

The statements in this Current Report on Form 8-K regarding, among others, the estimated cash flow data for various periods, expected liquidity, and the expected timing of the Company’s filings constitute forward-looking statements that are based on the Company’s current expectations. The Company’s final financial statements, including its restated financial statements, will be included in filings that the Company files with the SEC after the Company has completed its work on its restated financial statements, and after the Audit Committee of the Board of Directors has completed its review of the financial statements and other financial data. See “Disclosures About Forward-Looking Statements” below.

Disclosures About Forward-Looking Statements

This Form 8-K contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements,” including statements regarding the timing of filing of, and the outcome of the Company’s work in connection with, completing certain financial statements and other financial data. These forward-looking statements are often identified by the use of forward-looking terminology such as “intends,” “expects” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company’s ongoing financial statement preparation and closing processes that would require the Company to make additional adjustments or revisions to its estimates or financial statements and other financial data, to restate further its financial statements and other financial data for current or historical periods, to identify additional material weaknesses, or to take any other necessary action relating to the Company’s accounting practices; the time required to complete the financial statements and other financial data and accounting review; the time required to prepare its periodic reports for filings with the Securities and Exchange Commission; and any regulatory review of, or litigation relating to, the Company’s accounting practices, financial statements and other financial data or other corporate actions. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2013 and its Form 10-Q for the quarter ended June 30, 2014 as well as the risk factor set forth in Item 8.01 of the Company’s Current Report on Form 8-K filed February 17, 2015, each as filed with the Securities and Exchange Commission. The information contained in this filing is made as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

(10.1)                Credit Agreement, dated as of August 1, 2016, among Hanger, Inc., the lenders party thereto and Wilmington Trust, National Association, as Agent.

(10.2)                Fifth Amendment and Waiver, dated as of July 15, 2016 among Hanger, Inc., the lenders party thereto and Bank of America, N.A., as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Senior Vice President and General Counsel

Dated: August 1, 2016

EXHIBIT INDEX

Exhibit No.	Description

(10.1)	Credit Agreement, dated as of August 1, 2016, among Hanger, Inc., the lenders party thereto and Wilmington Trust, National Association, as Agent.

(10.2)	Fifth Amendment and Waiver, dated as of July 15, 2016, among Hanger, Inc., the lenders party thereto and Bank of America, N.A., as Agent.